Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

Actua Corporation

Investor Relations

610.727.6900

IR@actua.com

Actua Announces Preliminary Results of Tender Offer

Company expects to acquire 4,605,898 shares at $14.00 per share

RADNOR, PA – (December 8, 2016) – Actua Corporation (Nasdaq: ACTA) today announced the preliminary results of its modified “Dutch auction” tender offer, which expired at 11:59 p.m., New York City time, on Wednesday, December 7, 2016.

Based on the preliminary count by the depositary for the tender offer, an aggregate of 4,605,898 shares of Actua’s common stock were properly tendered and not withdrawn at or below a price of $14.00 per share, including 596,494 shares that were tendered through notice of guaranteed delivery. In accordance with the terms and conditions of the tender offer, and in view of the preliminary results, Actua expects to accept for payment an aggregate of 4,605,898 shares of its common stock at a purchase price of $14.00 per share. The shares expected to be repurchased represent approximately 11.7% of the shares of Actua’s issued and outstanding common stock as of December 2, 2016.

The tender offer was made pursuant to an Offer to Purchase dated and filed with the U.S. Securities and Exchange Commission on November 7, 2016 and the related Letter of Transmittal, under which Actua offered to purchase up to $80 million of its common stock, $0.001 par value per share, at a price per share not greater than $14.00 and not less than $12.00.

The number of shares to be purchased and the purchase price per share are preliminary and subject to change. The determination of the final number of shares to be purchased and the final purchase price per share is subject to confirmation by the depositary of the proper delivery of all shares validly tendered and not withdrawn, including shares to be delivered in accordance with notices of guaranteed delivery within the settlement period. The actual number of shares validly tendered and not withdrawn and the final purchase price per share will be announced following the completion of the confirmation process and the expiration of the guaranteed delivery period. Payment for the shares accepted for purchase will occur promptly thereafter. Payment for shares will be made in cash, without interest.

Craig-Hallum Capital Group LLC is the dealer manager for the tender offer. The information agent for the tender offer is Innisfree M&A Incorporated, and the depositary for the tender offer is Computershare Trust Company, N.A.

About Actua

Actua Corporation, the multi-vertical cloud company, brings the power of the cloud to vertical markets and processes. Actua is pioneering the second wave of the SaaS revolution–the vertical wave–by growing cloud businesses that are transforming their markets. With over 700 employees delivering unrivaled domain knowledge, agility and responsiveness to our customers, Actua’s rapidly growing vertical cloud businesses are positioned to lead this wave. For the latest information about Actua and its brands, please go to www.actua.com.

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The statements contained in this press release that are not historical facts are forward-looking statements. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, risks associated with the valuation of public and private cloud-based businesses by analysts, investors and other market participants, continued development of the cloud-based software market, our ability to compete successfully in highly-competitive, rapidly-developing markets, our ability to deploy capital effectively and on acceptable terms, the effect of economic conditions generally, capital spending by our customers, our ability to retain existing customer relationships and revenue streams and secure new ones, developments in the vertical markets in which we operate and our ability to respond to those changes in a timely and effective manner, the availability, performance and security of our cloud-based technology, particularly in light of increased cybersecurity risks and concerns, our ability to retain key personnel, our ability to successfully integrate any acquired business, the impact of any potential acquisitions, dispositions, stock repurchases or other strategic transactions, our ability to have continued access to capital and to manage capital resources effectively, and other risks and uncertainties detailed in Actua’s filings with the U.S. Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.